                            G.T. GREATER EUROPE FUND
                              50 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 392-6181
                                JANUARY 17, 1996

DEAR FELLOW SHAREHOLDER:

    I am writing to update you on the status of the Special Meeting of Shareholders of the G.T. Greater Europe Fund (the "Fund"). The Meeting was convened on December 13, 1995, and is now scheduled to be reconvened on February 9, 1996. Following the adjournment in December, your Board determined that, barring unforeseen circumstances, the Fund will offer to repurchase at net asset value up to 55% of its outstanding shares if the Restructuring Proposal described in the original proxy materials is adopted. This initial repurchase offer is intended to provide each shareholder seeking to redeem shares in the Fund at net asset value the opportunity to do so, subject to a small repurchase fee.

    Your Board continues to recommend that you vote in favor of the Restructuring Proposal, which we believe will result in the emergence of the Fund as a unique, long-term investment opportunity focusing on one of the more attractive emerging market sectors in the world, Eastern Europe. The Fund currently anticipates that it will commence its repurchase offer for 55% of the Fund's outstanding shares within 90 days of the effectiveness of the Restructuring Proposal.

    Please refer to the original proxy materials for a description of the Restructuring Proposal and the Open-Ending Proposal and to the accompanying supplement to the proxy materials for additional information concerning the Fund's initial offer to repurchase up to 55% of the Fund's outstanding shares if the Restructuring Proposal is approved. As more fully described in the supplement to the proxy materials, your Board currently expects that the Fund's annual repurchase offers in 1997 and 1998 will be limited to 5% of its then outstanding shares in light of the substantially increased amount of the initial repurchase offer and the restructuring of its portfolio as contemplated by the Restructuring Proposal.

    The accompanying supplement to the proxy materials also describes two lawsuits that have been commenced against the Fund, your Board and LGT Asset Management, Inc. (formerly "G.T. Capital Management, Inc.") in connection with this proxy solicitation and the current status of those lawsuits. We believe these lawsuits to be without merit and are vigorously contesting them.

    Enclosed is a new proxy card that you may use in connection with your vote. If you have not yet voted, or if you have already voted but desire to change your vote, please complete, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope even if you plan to attend the adjourned meeting in person. If you have already voted but return a new proxy card, the prior proxy card that you submitted will be disregarded in favor of any more recent proxy card that you return.

    Thank you for your participation and prompt attention to these critically important proposals relating to the future of your Fund. Please call our toll-free number (1-800-891-9336) if you have any questions or if you have disposed of your original proxy materials or otherwise require additional copies of them.

                                          Sincerely,

                                               [SIGNATURE]
                                          DAVID A. MINELLA
                                          CHAIRMAN OF THE BOARD
                                          AND PRESIDENT

                       SUPPLEMENT TO THE PROXY STATEMENT
                            G.T. GREATER EUROPE FUND
                              50 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 392-6181

                            ------------------------

                   RECONVENED SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 9, 1996

                            ------------------------

    THIS SUPPLEMENT TO THE PROXY STATEMENT ("SUPPLEMENT") IS TO BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND PROXY STATEMENT DATED OCTOBER 31, 1995 ("ORIGINAL PROXY STATEMENT"). THE ORIGINAL PROXY STATEMENT CONTAINS FULL INFORMATION ABOUT EACH PROPOSAL SUBMITTED TO THE SHAREHOLDERS. TO THE EXTENT INFORMATION IN THIS SUPPLEMENT MAY BE INCONSISTENT WITH THE ORIGINAL PROXY STATEMENT, THIS SUPPLEMENT CONTROLS.

    This Supplement is being furnished to Shareholders in connection with the solicitation of proxies by the Board of Trustees of G.T. Greater Europe Fund (the "Fund"). These proxies are to be used at the reconvened Special Meeting of Shareholders (the "Reconvened Meeting") to be held at the offices of the Fund, 50 California Street, 27th Floor, San Francisco, California 94111, on Friday, February 9, 1996, at 1:00 p.m. (Pacific time) and at any adjournment thereof. At the Reconvened Meeting, Shareholders will be asked to vote on the proposals set forth in the Original Proxy Statement, including the Restructuring Proposal and the Open-Ending Proposal described therein. Copies of this Supplement and the accompanying materials will first be mailed to Shareholders on or about January 17, 1996.

    If the accompanying proxy card is properly executed and returned by a Shareholder in time to be voted at the Reconvened Meeting, the shares covered will be voted in accordance with the instructions marked thereon by the Shareholder, and such instructions will supersede any previously executed proxy card. Any proxy given pursuant to this solicitation may be revoked at any time before its exercise by giving written notice to the Secretary of the Fund or by the issuance of a subsequent proxy. To be effective, such revocation must be received by the Secretary of the Fund prior to the Reconvened Meeting. In addition, a Shareholder may revoke a proxy by attending the Meeting and voting in person.

    At the Reconvened Meeting, Shareholders will be asked to vote on, among other proposals, the Restructuring Proposal and the Open-Ending Proposal. Implementation of either one of these proposals would preclude implementation of the other.

    -Pursuant  to  the   Restructuring  Proposal,  the   Fund's  Agreement   and
     Declaration of Trust would be amended and restated (1) to change the name of the Fund to "G.T. Global Eastern Europe Fund," to reflect a focusing of its investment mandate on Eastern Europe, and (2) to establish a fundamental policy requiring the Fund to make annual offers to repurchase at least 5%, and up to 25%, of its outstanding shares at net asset value (less a small repurchase fee).

    -Pursuant to the Open-Ending Proposal, the Fund would be converted to an "open-end" investment company, and outstanding shares of the Fund would be redeemable on a daily basis at their net asset value (less a small redemption fee that the Board expects would be imposed on redemptions occurring within the first six months after the change of status of the
     Fund).

    Additional information concerning the Proposals is set forth in the Original Proxy Statement. The Board of Trustees recommends a vote FOR the Restructuring Proposal (Proposal No. 1) and AGAINST the Open-Ending Proposal (Proposal No. 2).

    At the meeting on December 13, 1995, a quorum was not present. The meeting was adjourned until January 17, 1996, on which date a quorum was also not present, and the meeting was further adjourned at that time until February 9, 1996 at 1:00 p.m. (Pacific time). At the December 13, 1995 meeting, it was announced that 45% of the outstanding shares of beneficial interest were present, and that of the shares present and voting, slightly over 60% voted in favor of the Restructuring Proposal and approximately

40% voted in favor of the Open-Ending Proposal. At the reconvened meeting on January 17, 1996, it was announced that the percentages of such shares voting in favor of the Restructuring Proposal and the Open-Ending Proposal, respectively, had not changed materially from the percentages announced at the December 13, 1995 meeting.

    Approval of either the Restructuring Proposal or the Open-Ending Proposal will require the favorable vote of a majority of the outstanding shares of the Fund, as defined in the Investment Company Act of 1940, as amended ("1940 Act"), which means the lesser of the vote of (a) 67% or more of the shares of the Fund present at a meeting where more than 50% of the outstanding shares are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund. Unless otherwise instructed, the proxies will vote FOR the Restructuring Proposal and AGAINST the Open-Ending Proposal. If neither the Restructuring Proposal nor the Open-Ending Proposal is adopted by the favorable vote of a majority of the outstanding shares of the Fund, the Fund will continue as a closed-end investment company operating under its current investment policies, subject to the Board considering such other actions as the Board may determine to be in the best interests of the Fund and its shareholders.

             UPDATE TO PROPOSAL NO. 1 -- THE RESTRUCTURING PROPOSAL

    If the Restructuring Proposal is adopted, the Fund will operate as an "interval" closed-end investment company pursuant to Rule 23c-3 under the 1940 Act. Pursuant to Rule 23c-3, the Fund will make annual repurchase offers at net asset value (less a small repurchase fee) for at least 5% and up to 25% of its outstanding shares, pursuant to a fundamental policy and conditions described in the Original Proxy Statement ("Annual Repurchase Offers"). Pursuant to Rule 23c-3, the Fund will also be permitted (but not required) from time to time to make additional repurchase offers at net asset value (less a small repurchase fee) in accordance with and subject to the provisions of the rule ("Rule 23c-3 Discretionary Repurchase Offers"). Any such Rule 23c-3 Discretionary Repurchase Offers (1) will not require approval by Shareholders, (2) can be made for up to 100% of the Fund's outstanding shares, and (3) can not be made more than once every two years.

    The Original Proxy Statement stated that if the Restructuring Proposal was adopted, the Board had determined that the first repurchase offer by the Fund pursuant to the Interval Repurchase Program would occur on or about the end of the first quarter of 1996, with subsequent repurchase offers to be made annually thereafter. The Original Proxy Statement also stated that the Board had further determined that, barring unforeseen circumstances, the Fund would offer, in the first offer under the Interval Repurchase Program, to repurchase 25% of its outstanding shares.

    Results to date of the proxy solicitation in connection with the Proposals and communications received by the Fund from Shareholders and other sources, indicate that Shareholders holding more than 25% of the Fund's outstanding shares may be interested in liquidating all or a substantial portion of their Fund holdings, particularly if by doing so they can receive approximately net asset value for their shares. In order to serve the interests of those Shareholders, as well as of Shareholders seeking to preserve the Fund as an investment vehicle seeking long-term capital appreciation, the Board has determined that if the Restructuring Proposal is adopted, the Fund will make a Rule 23c-3 Discretionary Repurchase Offer in early 1996 for up to 55% of the Fund's outstanding shares at net asset value (less a repurchase fee not to exceed 2% of net asset value to offset expenses associated with the offer) (the "1996 Repurchase Offer"). The Board currently anticipates that the 1996 Repurchase Offer will commence within 90 days of the effectiveness of the Restructuring Proposal or as soon thereafter as practical. If and when the 1996 Repurchase Offer proceeds, shareholders will each receive a mailing with tender information and instructions. If more than 55% of the outstanding shares are tendered pursuant to the 1996 Repurchase Offer, shares will be accepted for repurchase on a pro rata basis, subject to the conditions and provisos set forth in the Original Proxy Statement.

    If the Restructuring Proposal is adopted, the Fund's first regular Annual Repurchase Offer (following the 1996 Repurchase Offer) will be made on or about the end of the first quarter of 1997. Unless and until the Fund ceases to operate as an "interval" fund subject to Rule 23c-3 (as the Rule may be revised from time to time), the Fund will be obligated in 1997 and annually thereafter to make Annual Repurchase Offers in accordance with the Fund's fundamental policy and the conditions described in the Original Proxy Statement. The Board currently expects that in light of the substantially increased amount of the 1996 Repurchase Offer, the Fund's Annual Repurchase Offers in 1997 and 1998 will each be for 5% of the Fund's then outstanding shares. However, the Board will establish the actual percentage of outstanding shares that the Fund will offer to repurchase in the 1997 and 1998 Annual Repurchase Offers (as well as each Annual Repurchase Offer thereafter) shortly before the commencement of each such offer. In making a determination as to the percentage of outstanding shares that the Fund will offer to repurchase in the 1997 and 1998 Annual Repurchase Offers (and in each Annual Repurchase Offer thereafter), the Board will take into account such factors as may be relevant to consider in light of then existing conditions. Pursuant to Rule 23c-3, however, the percentage of outstanding shares that the Board may offer to repurchase in an Annual Repurchase Offer may in no event be less than 5% nor more than 25% of the Fund's then outstanding shares. If the 1996 Repurchase Offer is effected, the Fund will be precluded from making any Rule 23c-3 Discretionary Repurchase Offers for two years thereafter.

    The Board considered whether the 1996 Repurchase Offer, if implemented, would have adverse consequences for the Fund and its shareholders. Such adverse consequences are similar in kind, if not in degree, to Annual Repurchase Offers and include the following:

    EFFECT   ON  NET  ASSET  VALUE   AND  CONSIDERATION  RECEIVED  BY  TENDERING
SHAREHOLDERS: The Fund will likely be required to sell more portfolio securities to obtain cash to purchase shares pursuant to the 1996 Repurchase Offer than it would be required to sell pursuant to an Annual Repurchase Offer. This will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of those securities less than their valuations by the Fund. Accordingly, the Fund's net asset value per share may decline more than it otherwise might with respect to an Annual Repurchase Offer, reducing the amount of proceeds received by tendering shareholders and the value per share for non-tendering shareholders.

    RECOGNITION OF CAPITAL GAINS: As noted, the Fund will likely be required to sell more portfolio securities pursuant to the 1996 Repurchase Offer than pursuant to an Annual Repurchase Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize a capital gain. The Fund would expect to distribute any gains to shareholders of record following the end of the Fund's fiscal year on October 31. This recognition and distribution of gains, if any, would have two negative consequences: first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time of the 1996 Repurchase Offer. As of December 31, 1995, there was net appreciation of over $26 million in the Fund's portfolio as a whole, and there was approximately $13 million in tax loss carryforwards that for tax purposes could offset some or all of any gains actually realized.

    HIGHER EXPENSE RATIO AND LESS INVESTMENT FLEXIBILITY: The 1996 Repurchase Offer may result in the Fund purchasing a greater percentage of its outstanding shares than it otherwise would purchase pursuant to an Annual Repurchase Offer, with the result that the net assets of the Fund would be reduced more significantly than they otherwise might be. Such an increased reduction would result in a higher expense ratio and possibly less investment flexibility for the Fund after consummation of the offer than would otherwise be the case in the event of an Annual Repurchase Offer.

    GREATER   PERCENTAGE   OF    ILLIQUID   AND    RESTRICTED   SECURITIES    IN
PORTFOLIO: Currently, illiquid and restricted portfolio securities comprise approximately 13% of the Fund's total assets, with restricted and illiquid securities of Eastern European issuers comprising approximately 4% of the Fund's total assets. To meet the cash requirements for the 1996 Repurchase Offer, the Fund will be liquidating a substantial portion of its liquid portfolio securities. As a result, illiquid and restricted securities are likely to comprise a greater percentage of the Fund's portfolio after the 1996 Repurchase Offer than would otherwise have been the case in an Annual Repurchase Offer. For example, if 55% of the Fund's outstanding shares are tendered pursuant to a 1996 Repurchase Offer, the percentage of the Fund's total assets represented by illiquid and restricted securities after the conclusion of the 1996 Repurchase Offer could be as high as approximately 29%.

    Finally, the Board also considered that there will be consequences from the 1996 Repurchase Offer that would not be equivalent to those that could be expected if the Fund were to convert to open-end status. These include:

    POSSIBLE PRORATION: If the Fund were to convert to open-end status, any or all of a shareholder's outstanding shares of the Fund would be redeemable at their net asset value (less a small redemption fee that the Board expects would be imposed on redemptions occurring within the first six months following the Fund's change in status). The Board expects that the 1996 Repurchase Offer should be sufficient to ensure that all shareholders who wish to liquidate all or a portion of their Fund shares at approximately net asset value will be in a position to do so. However, it is possible that the 1996 Repurchase Offer could be oversubscribed. If more than 55% of the outstanding shares of the Fund are tendered in response to the 1996 Repurchase Offer, the Fund would be required to repurchase shares tendered on a pro rata basis, subject to the conditions and provisos set forth in the Original Proxy Statement. In the event of such an oversubscription of the 1996 Repurchase Offer, shareholders may be unable to liquidate, through the 1996 Repurchase Offer, a portion of the shares they tender.

    ONE-TIME REPURCHASE DATE: If the Fund were to convert to open-end status, a shareholder's shares of the Fund would be redeemable on a daily basis, commencing with the date the Fund started operations as an "open-end" investment company. Under the 1996 Repurchase Offer, only those shares tendered as of a date certain would be repurchased by the Fund. It is not expected that any further repurchases by the Fund of its outstanding shares (other than possible open market repurchases) would be made by the Fund until the Annual Repurchase Offer to be held in 1997. Moreover, whereas redemption requests for an open-end investment company are based on net asset value next computed after their receipt in good order by the investment company, under the 1996 Repurchase Offer, shares tendered will be repurchased based on their net asset value as computed on the "Repurchase Pricing Date," which could be up to fourteen days after the date by which repurchase requests must be received by the Fund.

                         DESCRIPTION OF THE LITIGATION

    INTRODUCTION. Subsequent to the mailing of the original proxy materials and prior to the December 13, 1995 Special Meeting of Shareholders (the "Meeting"), two shareholders of the Fund filed separate actions against the Fund, G.T. Capital Management, Inc. (now named LGT Asset Management, Inc.) ("G.T. Capital") and the Fund's Trustees in the United States District Court for the Northern District of California. The first action was filed as a purported class action on November 9, 1995, and is captioned ANTHONY SPILLANE v. G.T. GREATER EUROPE FUND, G.T. CAPITAL MANAGEMENT, INC., DAVID A. MINELLA, C. DEREK ANDERSON, FRANK
S. BAYLEY, ARTHUR C. PATTERSON AND RUTH H. QUIGLEY, No. C-95-04012 (DLJ) (the "Spillane Action"). The original complaint in the Spillane Action alleged that the Fund, G.T. Capital and the Fund's Trustees all violated Section 14(a) of the Securities Exchange Act of 1934 ("1934 Act"); that G.T. Capital and the Trustees violated Section 36(a) of the 1940 Act; that G.T. Capital and the Trustees violated Section 17203 of the California Business and Professions Code and breached their fiduciary duties and engaged in constructive fraud in violation of state common law; and that the Trustees violated Section 48(a) of the 1940 Act. As subsequently amended on November 30, 1995, the Spillane Action alleges further violations of the 1940 Act, state law, and the 1934 Act in connection with the proxy solicitation. Plaintiff in the Spillane Action sought to enjoin the shareholder vote to convert the Fund to an "interval" fund and to prevent such conversion, to enjoin any change in the investment objectives of the Fund, and damages and restitution in an unspecified amount.

    The second action was filed on November 20, 1995, and is captioned MAYNARD LICHTERMAN, AS TRUSTEE OF THE MAYNARD AND JUDY LICHTERMAN TRUST, DERIVATIVELY ON BEHALF

OF  G.T. GREATER EUROPE FUND v. G.T. CAPITAL MANAGEMENT, INC., DAVID A. MINELLA,
C. DEREK ANDERSON, FRANK S. BAYLEY, ARTHUR C. PATTERSON AND RUTH H. QUIGLEY AND G.T. GREATER EUROPE FUND, No. C-95-4159 (DLJ) (the "Lichterman Action"). The complaint in the Lichterman Action alleges that G.T. Capital and the Trustees violated Section 14(a) of the 1934 Act and Rule 14a-9 promulgated thereunder, breached their fiduciary duties under state law and breached the Fund's Declaration of Trust; that G.T. Capital violated Section 36(b) of the 1940 Act; and that the Trustees violated Section 48(a) of the 1940 Act. According to the complaint, these claims are asserted derivatively on behalf of the Fund, which is named as a "nominal defendant," and the complaint seeks, among other things, to enjoin the Meeting.

    The principal allegation advanced in both actions is that G.T. Capital and the Trustees engaged in an unlawful scheme whereby they sold shares of the Fund to the public in 1990 on the basis of representations that the Fund's shareholders would eventually have the opportunity to vote to open-end the Fund, but in 1995 allegedly sought to prevent the Fund from becoming an open-end fund through the use of the original proxy materials that included an "interval" fund proposal and that otherwise allegedly contained materially false representations and omissions of material information regarding both Proposals, so that G.T. Capital and the Trustees could continue to obtain investment management and other fees from the Fund.

    In late November 1995, both plaintiffs filed motions to obtain preliminary injunctions that collectively would have enjoined the holding of the Meeting and the solicitation of proxies in connection therewith, invalidated all proxies solicited or obtained pursuant to the original proxy materials, and ordered revised proxy materials to be submitted to the Fund's shareholders. The Fund, G.T. Capital and the Trustees opposed both motions on the grounds that the plaintiffs could not meet, and had not met, the requirements for obtaining a preliminary injunction because (1) neither the plaintiffs nor any of the Fund's shareholders would be irreparably harmed if the Meeting were held and the vote completed; (2) the plaintiffs had not and could not demonstrate a probability of success on the merits of their claims; and (3) the Fund, G.T. Capital and the Trustees would voluntarily refrain from taking any action that would prejudice plaintiffs' positions for 60 days following completion of the shareholders' vote in order to permit plaintiffs the opportunity to adjudicate fully their claims on the merits.

    CURRENT STATUS OF THE LITIGATION. The Court heard oral argument on the motions for preliminary injunction and, on December 8, 1995, issued an order in which the Court concluded that "[b]ecause both the risk of irreparable harm and plaintiffs' probability of success on their claims are minimal, plaintiffs' motions for preliminary injunction are DENIED."

    The Court found no evidence that the fees received by the independent Trustees would be affected in any way by the adoption of either proposal, and thus found no conflict of interest with respect to these fees. The Court also found that, notwithstanding the plaintiffs' allegations, the Fund was required to seek shareholder approval for the "interval" repurchase provisions, that the original proxy materials were correct in stating that the two Proposals were "fundamentally incompatible" since the Fund would be a closed-end fund under the Restructuring Proposal and would be an open-end fund under the Open-Ending Proposal, and that the Trustees' recommendation of the Restructuring Proposal over the Open-Ending Proposal appeared consistent with their duties under applicable state law and the Fund's Agreement and Declaration of Trust.

    The Court concluded that plaintiffs' assumptions that the Open-Ending Proposal would be adopted and that large numbers of shareholders would redeem their shares and thereby lower fees to G.T. Capital were "somewhat speculative" but "not so far-fetched as to completely rule out the possibility that the potential decline in fees may have affected the opinions presented by G.T. Capital in the proxy materials." The Court opined that nondisclosure of the potential effect on fees, although it did not present a "strong case," might provide a basis for a preliminary injunction if "combined with a high risk of irreparable harm." The Court found no such risk.

    G.T. Capital's investment management fee (which is paid at the annualized rate of 1.25% of the average weekly adjusted net assets of the Fund) and the dollar amount that G.T. Capital receives annually from the Fund in investment management fees (I.E., approximately $3 million for fiscal 1995) have been fully disclosed to shareholders in the Fund's initial Prospectus and in its annual financial statements that are sent to shareholders. In the Board's view, while the dollar amount of investment management fees to G.T. Capital would likely decrease over the short term following conversion to open-end status, whether the dollar amount of such fees would decrease over the longer term is speculative since the total amount of fees would depend on the amount of the Fund's net assets, which could increase or decrease depending on investment performance and on whether there were net sales or net redemptions after conversion of the Fund to open-end status. Moreover, if the Restructuring Proposal is adopted with an initial tender for 55% of the Fund's outstanding shares, the dollar amount of investment management fees paid to G.T. Capital could be even lower over the short term than if the Open-Ending Proposal were adopted, although the opposite could also be true. The longer term effects of the Restructuring Proposal on the investment management fees paid to G.T. Capital are also speculative since the total amount of fees would depend on investment performance and on the amount of shares repurchased in the Fund's annual repurchase offers (which could decrease the net assets of the Fund by at least 5%, though not in excess of 25%, annually). Accordingly, the longer term relative effects of the two Proposals on the investment management fees paid to G.T. Capital cannot be accurately predicted.

    The Court found that the original proxy materials contained a detailed analysis of both Proposals, including a number of advantages of open-end funds. The Court further found that although, overall, the original proxy materials presented a more favorable view of the Restructuring Proposal than the Open-Ending Proposal, "[t]he presentation of a more favorable opinion on one proposal  does not,  in and of  itself, provide  a basis of  liability... ." The
Court also found that the "[p]laintiffs provide nothing more than conjecture and speculation" to support their allegations that the Trustees' and G.T. Capital's opinions were not based on defendants' true beliefs.

    The Court has not yet set a schedule for the resolution on the merits of the claims asserted in the Spillane and Lichterman Actions. The parties are currently engaged in the discovery process. Unless the litigation is resolved by the time of the adjourned meeting, implementation of the Restructuring Proposal, if it is the choice of shareholders, would be delayed for 60 days and could be delayed further if the Court so orders. Management would expect to oppose any such delay and expects to take all appropriate actions to implement the decision of the Fund's shareholders as soon as practical thereafter.

    The Fund, G.T. Capital and the Trustees believe that the claims made in the Spillane and Lichterman Actions are without merit and intend to defend against such claims vigorously.

    IN ORDER THAT THE PRESENCE OF A QUORUM AT THE MEETING MAY BE ASSURED, PROMPT EXECUTION AND RETURN OF THE ENCLOSED PROXY IS REQUESTED. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          BY ORDER OF THE BOARD OF TRUSTEES,

                                          HELGE KRIST LEE
                                          SECRETARY

JANUARY 17, 1996

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